Exhibit 10.8

RESIDEO TECHNOLOGIES, INC.

PERFORMANCE STOCK UNIT ADJUSTMENT NOTICE

Amended and Restated 2018 Stock Incentive Plan

of Resideo Technologies, Inc. and its Affiliates

2026 [rTSR] [ROIC] PSUs

Dear [____]:

As you know, on August 3, 2026 (the “Spin Date”), the spin-off (the “Spin-Off”) of ADI Global Distribution Inc. from Resideo Technologies, Inc. (“Resideo”) was completed. On the Spin Date you held outstanding and unvested performance stock units (“PSUs”) payable in shares of Resideo common stock (“Resideo Stock”) that were previously granted to you under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Resideo Stock Incentive Plan”) and pursuant to performance stock unit agreement(s) and any amendments thereto (collectively, the “Resideo PSU Agreement”).

In connection with the Spin-Off, the Compensation and Human Capital Management Committee of the Board of Directors of Resideo (the “CHCMC”) determined, pursuant to Sections 5.3(a) and (b) of the Resideo Stock Incentive Plan, that it was equitable to adjust 100% of the target number of shares of Resideo Stock subject to your PSU award and to revise the time- and performance-based vesting criteria applicable thereto, in each case, as provided herein (the “Adjusted PSUs”).

This Performance Stock Unit Adjustment Notice (the “Adjustment Notice”) evidences the necessary adjustments of your PSUs that are required by the Spin-Off. Following the Spin Date, your Adjusted PSUs will continue to be governed by the Resideo Stock Incentive Plan and the terms and conditions of your Resideo PSU Agreement.

The table below summarizes your PSUs before and after the Spin-Off, and the material terms applicable to your Adjusted PSUs:

Original Resideo PSUs
Participant: [____]
Date of Grant: [____]
Target Number of PSUs on Date of Grant: [____]
Performance Measures: [____]
Performance Cycle: [____]

Adjusted PSUs Following Spin-Off
Resideo Adjustment Ratio: [____]
Target Number of Adjusted PSUs: [____]
(this is equal to 100% of the Target Number of PSUs on the Date of Grant, divided by the Resideo Adjustment Ratio and rounded up to the nearest whole share of Resideo Stock)
Revised Performance Measure:
Performance Cycle:
Vesting and Settlement: The Adjusted PSUs are subject to your continued service with Resideo through [Date], with settlement on [Date]

All of the terms and conditions of your Resideo PSU Agreement as in effect immediately prior to the Spin Date shall continue in full force and effect, except as expressly modified by this Adjustment Notice, the resolutions of the CHCMC adopted in connection with the Spin-Off, certain administrative changes, or otherwise in connection with the Spin-Off.

Any capitalized term that is used but not defined in this Adjustment Notice or your Resideo PSU Agreement will have the meaning assigned to it in the Resideo Stock Incentive Plan.

Please follow the instructions below to acknowledge and accept this Adjustment Notice and your Adjusted PSUs. If you would like any further information or have any questions regarding this Adjustment Notice or your Adjusted PSUs, please contact HRAdvisor via email at HRAdvisor@resideo.com.

ACKNOWLEDGMENT

You acknowledge that clicking on the “Accept” button constitutes acceptance of this Adjustment Notice, as well as your understanding and agreement that the terms and conditions of your Adjusted PSUs are set forth in your Resideo PSU Agreement, except as expressly modified by this Adjustment Notice.